OMNIBUS SHAREHOLDER SERVICES AGREEMENT

This Omnibus Shareholder Services Agreement (“Agreement”) is made as of January 21, 2020 by and between LPL Financial LLC, a California limited liability company, on behalf of itself and on behalf of other broker-dealers/investment advisors for which it may clear trades (“LPL”) and Tributary Funds, Inc. (the “Company”).

WHEREAS, series of the Company are mutual funds identified in the attached Exhibit D, as it may be modified from time to time (the “Fund(s)”), each of which may offer one or more classes of shares;

WHEREAS, LPL makes available for investment shares of the Funds to its brokerage and fee-based account customers (“Customers”); and

WHEREAS, the parties desire for LPL to provide Services (as defined below) to the Company for the Funds that are held in LPL-custodied accounts;

NOW, THEREFORE, the parties agree as follows:

1.   Services and Fees.

LPL agrees to perform the sub-accounting, recordkeeping, and other administrative services specified in Exhibit A (the “Services”). When a Fund reports information to LPL (or to LPL through a designee) with respect to an Omnibus Account (as defined in Exhibit A), such Fund shall only be required to report such information on a consolidated basis and without reference to the underlying Sub-Accounts (as defined in Exhibit A) of LPL’s Customers.

As compensation for Services rendered by LPL during the term of this Agreement, the Company will pay to LPL the fees set forth in Exhibit C (“Service Fees”). LPL agrees to accept the Service Fees as full payment for the Services. LPL’s failure to provide the Services as set forth in Exhibit A with respect to any Shares will render LPL ineligible to receive Service Fees with respect to such Shares.

The parties understand and agree that the receipt of compensation by LPL under this Agreement is for the omnibus processing services LPL provides for Fund shareholders that are Customers in connection with the purchase of Shares, and for ongoing shareholder and administrative services provided with respect to Shares as set forth herein, and is not for or conditioned upon the performance of marketing or other distribution-related activities on behalf of the Funds.

2.   Responsibilities of LPL.

Upon reasonable advance notice in writing by the Company to LPL, LPL will endeavor to make available during regular business hours such of its facilities and premises employed in connection with the performance of its duties under this Agreement for reasonable visitation by the Company, or any person retained by the Company and subject to obligations of confidentiality with LPL as may be necessary to evaluate the quality of the services performed pursuant hereto.

LPL will not make any representation concerning any Fund or class of Fund other than those contained in the relevant prospectus or statement of additional information (“SAI”) or in any promotional materials or sales literature furnished to LPL by the Company. LPL shall not furnish, or cause to be furnished, to any person, or display or publish, or cause to be displayed or published, any information or materials relating to the Company, an affiliated adviser of the Company, any Fund or class of shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs, correspondence or other similar materials), except such information and materials as may be furnished to LPL by the Company and such other information and materials as may be approved in writing by the Company prior to use by LPL.

3.   Responsibilities of the Company.

(a)       The Company will provide or will cause the Funds’ Transfer Agent (the “FTA”) or the appropriate third party to provide to LPL or its designee, up-to-date Fund profiles of each Fund and share class held by Customers for purposes of enabling LPL to set system parameters in accordance with the requirements of the Fund prospectuses and SAIs.

(b)       The Company will provide or will cause FTA or the appropriate third party to provide to LPL or its designee daily share price information through an electronic file format for each Fund and share class held by Customers.

(c)       The Company will provide or will cause FTA or the appropriate third party to cause each Fund to supply LPL or its designee, upon request, with a reasonably sufficient quantity of current prospectuses, SAIs, periodic financial reports, proxy materials and related materials relating to the Fund. Each Fund will bear the cost of preparing, printing and shipping such materials to LPL; provided, however, that if at any time the Fund or the Company reasonably deems the usage by LPL of such items to be excessive, it may, prior to the delivery of any quantity of materials in excess of what is deemed reasonable, request that LPL satisfactorily demonstrate the reasonableness of such usage.

(d)       The Company agrees to inform LPL, upon request, as to the states in which the Company believes Fund shares have been registered or qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states, but the Company shall have no obligation or responsibility to make Fund shares available for sale to Customers in any jurisdiction. LPL agrees that it shall not offer or sell any Fund shares in any state in which the Company has not made such Fund shares available for sale.

4.   Shareholder Information

In order to comply with its obligations under Rule 22c-2 under the Investment Company Act of 1940 (the “Act”), the Funds must be able to obtain access to Customer information from LPL. Therefore, in addition to the terms, conditions and agreements set forth herein, the parties further agree as follows:

(a)       Agreement to Provide Information. As a financial intermediary to each Fund under Rule 22c-2 under the Act, LPL agrees to promptly provide to the Company or its designee, upon written request, the taxpayer identification number (“TIN”) or government issued identifier (GII), if known, of any or all Shareholder(s) (as defined herein) of the account or accounts and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account(s) (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption transfer, or exchange of Shares held through an account maintained by LPL during the period covered by the request. Requests shall set forth a specific period, not to exceed ninety (90) days prior to the date of the request, for which transaction information is sought. The Funds and/or their designee may request transaction information older than ninety (90) days prior to the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds. LPL agrees to provide, promptly, but in any event no later than ten (10) business days, upon request of the Company or its designee, the requested information specified above with respect to any request that does not exceed a period of ninety (90) days prior to the request. If the requested information exceeds a period of ninety days (90) days prior to the request, LPL agrees to provide the requested information within thirty (30) days, upon the request of the Company or its designee, or as soon thereafter as reasonably practicable. If requested by the Company or its designee, LPL agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified herein is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Company or its designee, promptly either: (i) obtain and transmit the requested information; or (ii) if directed by the Company, restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Funds. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Company should be consistent with the NSCC Standardized Data Reporting Format.

(b)       Limitations on Use of Information. The Funds and the Company agree not to use the information received for marketing or any other similar purpose without the prior written consent of LPL.

(c)       Agreement to Restrict Trading. LPL agrees to execute written instructions from the Company to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by Funds or the Company as having engaged in transactions of the Funds’ Shares (directly or indirectly through LPL’s account) that violates policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

(d)       Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(e)       Timing of Response. With the exception of a prohibition of further trading, which action shall be immediate upon receipt of instructions from the Company, LPL agrees to execute instructions as soon as practicable, but not later than five (5) business days, or as otherwise agreed to by the parties, after receipt of the instructions by LPL.

(f)       Confirmation of LPL. LPL shall provide written confirmation to the Company that instructions from the Funds to restrict or prohibit trading have been executed as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

(g)       Definitions. For purposes of this Section, the following definitions shall apply:

(i)	The term “Funds” does not include any “excepted funds” as defined in Rule 22c-2(b) under the Act.

(ii)	The term “Shares” means the interests of Shareholders (as defined herein) corresponding to the redeemable securities of record issued by the Funds under the Act that are held by LPL.

(iii)	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by LPL in nominee name.

(iv)	The term “written” includes electronic writings and facsimile transmissions.

5.    Orders and Settlement.

LPL shall transmit to the Company (or its designee) purchase, redemption and related instructions and facilitate money settlement with respect to the Omnibus Accounts established by LPL per share class per Fund, which are registered in LPL’s name as nominee for Customers invested in such class of such Fund on LPL’s books and records for each Fund, in accordance with the attached Exhibit E.

6.    Income, Capital Gain and Other Distributions.

Upon the declaration of each dividend and each capital gain distribution for a Fund by the Board, the Company (or its agents) will furnish LPL the information setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as to which shareholders entitled to payment will be determined, the amount payable per share to the shareholders of record as of that date, and whether such dividend or distribution is to be paid in shares at the then-current NAV per share or in cash. Promptly after the dividend or distribution payment date specified by the Board, the Company (or its agents) will furnish the total amount payable to LPL (as agent) and pay to LPL sufficient cash to make payment to its Customers of dividends or, if applicable, other distributions payable in cash.

For annual tax reporting purposes, the Company (or its agents) will inform LPL, as soon as reasonably practicable, of all information regarding each Fund’s distributions required for 1099 reporting, including but not limited to: foreign source income, return of capital, tax exempt income by state of origin, investment expenses, nontaxable distributions, Section 1202 gain or unrecaptured Section 1250 gain. The Company will cause FTA to promptly provide such information by fax, electronic mail, direct or indirect computer systems or any other mutually agreed upon method between the Company and LPL. This information must be received by LPL in reasonable time for LPL to fulfill its annual tax reporting duties.

7.    No Liens on Customer Accounts.

The Securities and Exchange Commission (“SEC”) requires that for uncertificated shares of securities held in accounts for the exclusive benefit of customers of a broker/dealer to be considered as good control locations pursuant to SEC Rule 15c3-3, issuers of such shares must provide an acknowledgement to the broker/dealer demonstrating that there are no liens against the securities. Accordingly, Company hereby represents and warrants that all shares held on Company’s books in accounts registered to LPL Financial LLC for the benefit of LPL clients or correspondents are not subject to any right, charge, security interest, lien, or other claim in favor of Company or any of its affiliates. Company further represents and warrants that it has the authority to make the foregoing representations and warranties. Notwithstanding the foregoing, the foregoing representations and warranties are not intended to include those rights described in Company’s funds’ offering documents for shares of securities subject to (i) “Letters of Intent” with fund investors, (ii) contingent deferred sales charge arrangements, (iii) Company’s funds’ articles, bylaws, or similar controlling instruments, or (iv) applicable arrangements for the safe custody or administration of the shares.

8.    Representations, Warranties, and Covenants.

(a)       LPL represents, warrants and covenants that:

(i)	it has full power and authority to enter into and perform this Agreement, and when executed and delivered, this Agreement will constitute a valid legal and binding obligation of LPL;

(ii)	it is a broker-dealer duly registered in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”);

(iii)	it is duly qualified and duly authorized to act on behalf of or upon the instruction of Customers;

(iv)	it has and will continue at all times material hereto to have the necessary facilities, equipment and personnel to perform its services hereunder in a businesslike and competent manner, including the maintenance and preservation of all records and registrations required by applicable laws; and

(v)	it will comply with applicable law in the performance of its obligations hereunder and in its dealings with Customers relative to Fund shares.

(b)       The Company represents, warrants and covenants that:

(i)	it has full power and authority to enter into and perform this Agreement, and when executed and delivered, this Agreement will constitute a valid, legal and binding obligation of the Company;

(ii)	it will notify LPL and the other parties hereto in the event that it is, for any reason, unable to perform any of its obligations under this Agreement;

(iii)	it and/or its delegates or agents have properly filed all applicable Networking agreements (if any) with the National Securities Clearing Corporation (“NSCC”) and will comply with such agreements in the performance of its obligations hereunder and in its dealings relative to the Funds and the Fund shares if applicable; and

(iv)	it will comply with applicable law in the performance of its obligations hereunder and in its dealings relative to the Funds and the Fund shares.

9.    Confidentiality/ Privacy.

The Parties acknowledge that during the term one Party (the “Disclosing Party”) may disclose to the other Party (the “Recipient”) certain information that the Disclosing Party considers proprietary and/or confidential, including without limitation, trade secrets, know-how, business and financial information, documentation related to application program interfaces, file layouts or formats, security controls or protocols and other proprietary information or data disclosed to one party by the other, or incorporated in materials or products provided to one party by the other and marked or indicated to be confidential (the “Confidential Information”). “Confidential Information” will include all information within the term “nonpublic personal information” as defined in Regulation S-P. As between LPL and the Company, all Customer information belongs to LPL.

Confidential Information shall not include any information which: (a) Recipient knows at the time of disclosure, free of any obligation to keep it confidential, as evidenced by written records; (b) is or becomes publicly known through authorized disclosure by a third party who was not required to hold it in confidence; (c) Recipient independently develops without the use of any the Disclosing Party’s Confidential Information, as evidenced by written records; or (d) Confidential Information which is in the public domain other than as a result of disclosure by Recipient or its Representatives.

Recipient agrees that it shall keep in confidence all Confidential Information and only use Confidential Information in furtherance of its obligations under this Agreement. Recipient will take precautions at least as great as the precautions it takes to protect its own Confidential Information, but in no case less than reasonable precautions, to safeguard the Confidential Information. Recipient shall not disclose, directly or indirectly, to any third party, or use for its own benefit or the benefit of any other person or entity except in accordance with the terms of this Agreement and furtherance of the performance of its obligations under this Agreement. Recipient shall only disclose Confidential Information to those employees, independent contractors, consultants, agents or other representatives of itself or of any of its affiliates (collectively, “Representatives”) who (i) have a need to know such Confidential Information in connection with the purpose(s) for which the Disclosing Party disclosed such information to Recipient; (ii) are aware of the confidential nature of such information; and (iii) are bound by obligations of confidentiality at least as strict as those contained in this Agreement. Recipient shall be liable under this Agreement to the other Party and its third-party data providers, licensors, their partners, suppliers and their respective affiliates for any loss of, or unauthorized disclosure, transmission or use of any Confidential Information by it or any of its Representatives.

Confidential Information that is required to be disclosed by Recipient as a result of law, regulation, legal action or other governmental authority or self-regulatory organization may be disclosed so long as Recipient provides reasonable advance notice thereof to the Disclosing Party (if permitted by law) so as to provide the Disclosing Party the opportunity to protect the confidentiality thereof and/or minimize the disclosure thereof.

10.  Anti-Money Laundering.

LPL represents that it has established and will maintain an anti-money laundering (“AML”) program reasonably designed to comply with all applicable AML laws and regulations, including all applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act of 2001, as well as with the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. LPL represents that it has adopted a Customer Identification Program in compliance with applicable laws, rules and regulations and will verify the identity of customers who open accounts with the Company on or after October 1, 2003 and who invest in Fund shares. LPL hereby undertakes to notify the Company promptly if any of the foregoing certifications cease to be true and correct for any reason.

11.  Indemnification.

(a)       Each party (“Indemnifying Party”) shall indemnify and hold harmless the other party, and its officers, directors, employees and affiliates (collectively, “Indemnified Party”), from any claims, suits, controversies, judgments, losses, awards or settlements, including, without limitation, reasonable out-of-pocket attorneys’ fees and reasonable out-of-pocket expenses (collectively, “Losses”), resulting from (i) Indemnifying Party’s breach of any provision of this Agreement; or (ii) Indemnifying Party’s gross negligence or willful or intentional misconduct, or (iii) Indemnifying Party’s violation of applicable law in performing any of the activities contemplated under this Agreement. Notwithstanding the preceding sentence, Indemnifying Party shall be entitled to an appropriate offset for any indemnification obligations that are caused, in part or in whole, by Indemnified Party’s breach of any provision of this Agreement, negligence, intentional misconduct, or violation of applicable law, in performing any of the activities contemplated under this Agreement. Indemnification does not extend to Losses arising out of or resulting from an error or omission contained in the prospectus or SAI of a Fund.

(b)       The Indemnified Party will not, without the prior written consent of the Indemnifying Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in which indemnification may be sought (whether or not the Indemnifying Party is an actual or potential party to the claim, action, suit or proceeding). Promptly after an Indemnified Party receives notice of any claim, action or proceeding to which the Indemnified Party is entitled to seek indemnification under this Agreement, the Indemnified Party must notify the Indemnifying Party of the claim, action or proceeding. The Indemnifying Party may elect to defend the action or proceeding, including employing counsel reasonably satisfactory to the Indemnified Party and paying fees and disbursements of the counsel, in which event the Indemnifying Party shall not be liable to the Indemnified Party for any additional attorneys’ fees and expenses. If, however, the parties agree that counsel has a conflict of interest or the Indemnifying Party fails to employ counsel reasonably satisfactory to the Indemnified Party in a timely manner, then the Indemnified Party may employ separate counsel and the Indemnifying

Party will pay reasonable fees and disbursements of such counsel. In any action or proceeding the defense of which the Indemnifying Party assumes, the Indemnified Party will have the right to participate and retain counsel at its own expense.

(c)       Neither party shall have any liability for any indirect, consequential, incidental, punitive, exemplary or special damages pertaining to this Agreement.

(d)       This indemnification paragraph shall not be construed as a waiver or limitation of any rights which a party may have under applicable law or any other agreement, and shall survive the termination of this Agreement.

12.  Notices.

All notices and other communications shall be in writing. Notices shall be addressed as follows or to such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party:

If to LPL:	If to the Company:

4707 Executive Drive San Diego, CA 92121-3091 Attention: EVP of Operations With a copy to: 75 State Street, 22nd Floor Boston, MA 02109-1827 Attention: Legal Department	Tributary Funds 1620 Dodge Street, Stop 1089 Omaha, NE 68197 Attn: Mutual Fund Administration

13.  Amendments.

This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by all parties; provided that the Company may amend Exhibit D to this Agreement to add or remove Funds upon prior written notice to LPL.

14.  Delegation.

The Company agrees that LPL may contract with third parties (“Sub-Contractors”) to fulfill its obligations under this Agreement. LPL authorizes Company to receive information from and release information to any Sub-Contractors. LPL agrees that it will be liable to the Company for the acts and omissions of any Sub-Contractor as if LPL performed such obligations itself.

15.  Miscellaneous.

(a)       Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and oral instructions.

(b)       Duration. This Agreement shall continue until terminated by the Company or by LPL on sixty (60) days prior written notice to the other party. In the event of a material breach of this Agreement, the non-breaching party may terminate this Agreement immediately upon written notice to the breaching party. Upon termination of this Agreement, each party shall pay to the other, as applicable, all unpaid and outstanding fees through the effective date of such termination. Except as otherwise expressly provided in this Agreement, the terms and provisions of the following Sections shall survive the termination of this Agreement: 8, 9, 11, 15 and any other provision which by its terms should reasonably be understood to survive termination of the Agreement.

(c)       Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)       Governing Law. This Agreement shall be governed by the laws of the state of New York, without regard to principles of conflicts of law.

(e)       Arbitration. Any dispute arising under this Agreement shall be settled by arbitration according to the FINRA Code of Arbitration Procedures. Arbitration shall be final and binding upon the parties.

(f)       Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)       Independent Contractors. Each party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the parties.

(h)       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(i)       Electronic or Facsimile Signatures. The electronic or facsimile signature, or signatures, provided through a mutually agreeable similar method, of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this agreement by their duly authorized officers as of the date first above written.

TRIBUTARY FUNDS. INC.		LPL FINANCIAL LLC

By:	/s/ Stephen C. Wade	By:	/s/ Peggy Ho
Name:	Stephen C. Wade	Name:	Peggy Ho
Title:	President	Title:	EVP Chief of Staff
Date:	12/31/19	Date:	1/8/2020

exhibit A

Services

LPL will provide the following sub-accounting, recordkeeping, and other administrative Services with respect to Sub-Accounts, as defined below, maintained by it for Customers:

(j)           Omnibus Accounting. LPL agrees to establish one or more accounts per share class per Fund registered in LPL’s name as nominee for Customers invested in such class of such Fund on LPL’s books and records for each Fund (each an “Omnibus Account”). Omnibus Accounts shall be registered as “LPL F/B/O LPL Customers.” The accounts of individual Customers within an Omnibus Account are referred to herein as the “Sub-Accounts.” The Fund or the FTA will recognize on the books of each Fund each of LPL’s Omnibus Accounts as a single shareholder and record owner and as an unallocated account in such Fund. The Fund and FTA will not maintain separate accounts for each of the Customers.

(k)           Customer Servicing. Except to the extent LPL has agreed to provide any of the following services in another agreement with a Fund, the Company or any of their affiliates, LPL will perform the following services:

(i)	Obtain all required documentation from Customers, including the name and address of the Customer, social security number or taxpayer identification number;

(ii)	Receive instructions from Customers for the purchase, exchange or redemption of Fund shares, including periodic purchases or systematic withdrawals (“Instructions”), and aggregating, processing and transmitting such Instructions to FTA;

(iii)	Forward or cause to be forwarded to Customers Fund prospectuses and any supplements thereto, SAIs and any supplements thereto, periodic financial reports, proxy materials and other Fund communications required by applicable federal or state law, rule or regulation (hereinafter, “applicable law”) to be sent to the Customers or deemed by the Fund or the Distributor to be material to shareholders of the Fund. LPL may consolidate or utilize “household” mailing for the delivery of the above-described materials where permissible under applicable law, and the delivery of the materials may be accomplished via electronic means, so long as LPL complies with applicable law. For subsequent mailings, LPL shall provide or cause to be provided information to permit the Fund to send any such required information;

(iv)	Assess the correct sales charge (including both front-end sales loads and contingent deferred sales charges (“CDSCs”), where applicable) and any applicable redemption fees payable by a Customer, pursuant to the terms of each Fund’s then-current prospectus and SAI;

(v)	Remit all front-end sales charges (net of all amounts payable to LPL) and all redemption fees to the Company or its designee;

(vi)	Remit all CDSCs, if any, in accordance with Exhibit B attached hereto;

(vii)	Transmit all CDSC, if any, lot information to FTA in a format acceptable to FTA;

(viii)	Disburse income dividends and capital gains distributions to Customers and record reinvestment of dividends and distributions in shares of the Funds;

(ix)	Withhold and remit taxes on dividends and distributions, in each case as required by applicable law, with respect to each Customer’s investment(s) in shares of the Funds;

(x)	Provide all information, data, and records necessary to effectuate the transfer of a Customer’s interest in a Sub-Account to another broker or dealer, upon the instruction of the Customer;

(xi)	Enforce exchange, market timing and other frequent trading policies, procedures, and limitations set forth in the Funds’ then-current prospectuses and SAIs or otherwise communicated to LPL;

(xii)	Be responsible for all aspects of the continuing relationship with the Customers, including answering questions and handling correspondence from Customers and other similar personal services related to the maintenance of Customer accounts, and compliance with all applicable law, specifically including, but not limited to, laws and regulations relating to escheatment, customer privacy, customer identification, anti-money laundering, and anti-terrorism; and

(xiii)	Be responsible, with respect to any Customer that is an employee benefit, profit sharing or retirement plan, for ensuring compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974.

(l)            Recordkeeping. LPL will maintain separate records for each Sub-Account of each Customer (by Fund, share class, and legal owner), which will include:

(i)	a record of each purchase, redemption and exchange of Fund shares (including the date, share price and lot history for each transaction);

(ii)	front-end sales charges, redemption fees and CDSCs assessed, if applicable;

(iii)	reinvested dividends and distributions and redemptions (including exchanges);

(iv)	share balances;

(v)	the name and address of each Customer; and

(vi)	such other information necessary to comply with the requirements and procedures contained herein, and all applicable law, specifically including, but not limited to, Section 17A and Rule 17Ad-7(g) under the Exchange Act.

LPL will maintain all historical Customer records in a mutually agreeable format transaction and reporting system.

(m)          Reporting to Fund, FTA and the Company. Upon termination of this Agreement, or from time to time upon the reasonable request of the Funds, the FTA or the Funds’ investment adviser (collectively, the “Fund Parties”), or any one of them, LPL will provide copies of all records relating to the Sub-Accounts and Customers to enable the Fund Parties or their representatives to: (i) respond to any requests for information from a Fund’s Board of Directors (the “Board”); (ii) monitor and review the services provided under this Agreement; (iii) comply with any request of a governmental body or self-regulatory organization; and (iv) comply with state securities law (“blue sky”) requirements.

(n)           Fund Enhancements. The Company agrees to notify, via e-mail, of all mergers, liquidations, acquisitions, fund name changes, fund closings, CUSIP and/or symbol changes, new funds and any other reorganizations or operational changes pertaining to the Funds, as soon as reasonably practicable in advance of the changes.

(o)           CDSC Administration. In connection with financing arrangements established with respect to any share class listed in Exhibit D which may assess a CDSC, LPL agrees to comply with the provisions set forth in Exhibit B hereto.

(p)           Reconciliation. Each day the New York Stock Exchange (“NYSE”) is open for business (a “Business Day”), LPL will reconcile the Sub-Account balances and Omnibus Account balances on its sub-accounting system with the official records of the Funds maintained by the FTA and made available to LPL. If any such reconciliation indicates an unexplained reconciling item or items, LPL agrees to promptly investigate such reconciling item. The Company agrees to assist LPL in resolving any discrepancies. LPL will be solely responsible and liable for any discrepancies between its records and the records of FTA, provided that the error was not caused by the Fund, the Company or their agents.

(q)           Firm’s Authorization to Act. LPL agrees that all transactions placed for Customers in an Omnibus Account will be fully authorized by such Customers or by LPL’s senior management for the purpose of reconciling or correcting a previous processing error. LPL agrees that it will maintain its books and records in compliance with all applicable law, specifically including, but not limited to, Rule 15c3-3, as amended, under the Exchange Act.

(r)           Proxy Solicitation. LPL agrees to provide to a third-party vendor (“Vendor”) designated by the Company Customer information necessary to solicit proxies. LPL will cooperate with Vendor in providing Customer information in compatible mutually agreeable format with Vendor’s computer equipment and software.

(s)           Share Certificates. LPL will not perform services pursuant to this Agreement for Customers who request share certificates to be issued on their account.

(t)            Expenses. Except as otherwise provided herein, LPL will be solely responsible for all costs and expenses incurred by it in the course of providing the Services (other than costs associated with conversion to an omnibus environment), specifically including, but not limited to, the cost of preparing and distributing confirmations, account statements and other printed materials that may be prepared by LPL and delivered to Customers. LPL will also provide, at its sole expense, the facilities, systems, equipment, furniture, fixtures, personnel, supplies, computer data processing systems and any other requirements which are in its good faith judgment necessary or desirable for the effective performance of the Services under this Agreement.

(u)           Other Services. LPL will provide such other similar services as the Company may reasonably require to the extent LPL is permitted to do so under applicable statutes, rules and regulations.

Exhibit B

CDSC Administration

LPL agrees that:

(a)           LPL will compute CDSCs, if any, and pay to the Distributor or its designee any CDSCs collected from Customers on a monthly basis;

(b)           Upon transferring Customer shares out of a Sub-Account to an individual account with the Fund, LPL agrees to supply the Fund Parties all shareholder history of specific purchases, redemptions (including exchanges) and reinvested distributions that result in total shares owned for any class in the Fund that would be necessary to establish all share lots for CDSC, 12b-1 or other fee payments and calculations as required to be maintained pursuant to this Agreement. LPL will supply such information in a format mutually acceptable to the parties.

exhibit C

SCHEDULE OF FUNDS AND fees

In consideration of the Services provided by LPL, the Company shall pay LPL an annualized fee based on the daily average assets of the Funds held in each LPL account as follows:

	Brokerage Accounts	Advisory Accounts	Strategic Wealth Management (SWM) Accounts
Institutional Shares	0.15%	0.15%	0.15%
Institutional Plus Shares	0.15%	0.15%	0.15%

All fees shall be calculated and billed by LPL monthly at 1/12 of the annual rate. Absent intentional misconduct or fraud, any calculations for payment shall be final unless either party objects thereto within one hundred eighty (180) days of the date of the payment. All payments will be paid to LPL by wire within 30 days of receipt of the invoice from LPL. Separate invoices will be submitted to the Funds for service fees based on the account type. To the extent that LPL is owed amounts from the Funds under a 12b-1 Plan, LPL shall invoice the Funds for such amounts. All payments under the 12b-1 Plan shall be paid to LPL by wire within 30 days of receipt of the invoice from LPL. All assets held in the omnibus account will be consolidated in one 12b-1 invoice regardless of account type. Level 3 networking fees will be invoiced through the end of the month prior to the effective date of this Agreement.

PAYMENT INSTRUCTIONS

All payments should be remitted by wire or ACH to the below bank account or as otherwise specified by LPL from time to time. All payments should include reference to the appropriate invoice number.

Wire Instructions:	ACH Instructions:

LPL Financial Concentration Account	LPL Financial Concentration Account
Bank of America	Bank of America
ABA: 026009593	ABA: 122000030
Account Number: 1233201578	Account Number: 1233201578
Re: Omnibus Invoice #	Re: Omnibus Invoice #

EXHIBIT D

FUNDS AND SHARE CLASSES

Tributary Balanced Fund - Institutional CL	89609H837	FOBAX
Tributary Balanced Fund - Institutional Plus CL	89609H308	FOBPX
Tributary Growth Opportunities Fund - Institutional CL	89609H845	FOGRX
Tributary Growth Opportunities Fund - Institutional Plus CL	89609H605	FOGPX
Tributary Income Fund - Institutional CL	89609H852	FOINX
Tributary Income Fund - Institutional Plus CL	89609H209	FOIPX
Tributary Nebraska Tax-Free Fund – Institutional Plus CL	89609H886	FONPX
Tributary Short-Intermediate Bond Fund - Institutional CL	89609H860	FOSIX
Tributary Short-Intermediate Bond Fund - Institutional Plus CL	89609H100	FOSPX
Tributary Small Company Fund - Institutional CL	89609H878	FOSCX
Tributary Small Company Fund - Institutional Plus CL	89609H704	FOSBX
Tributary Small/Mid Cap Fund - Institutional CL	89609H829	FSMCX
Tributary Small/Mid Cap Fund - Institutional Plus CL	89609H811	FSMBX

EXHIBIT E

PROCEDURES REGARDING RECEIPT OF ORDERS

On each day the New York Stock Exchange (the “Exchange”) is open for business (each, a “Business Day”), LPL or its agents may receive trade instructions with respect to Customers for the purchase or redemption of shares of the Funds (“Trade Instructions”). Trade Instructions received in good order and accepted by LPL or its agents prior to the close of regular trading on the Exchange (the “Close of Trading”) on any given Business Day and transmitted to the Company (i) by 11:59 p.m. EST if automated, and (ii) 6:00 p.m. EST if manual on such Business Day will be executed by the Company at the net asset value determined as of the Close of Trading on such Business Day. Any Trade Instructions received by LPL, or its agents, on such day but after the Close of Trading will be executed by the Company at the net asset value determined as of the Close of Trading on the next Business Day following the day of receipt of such Trade Instructions. The day on which a Trade Instruction is executed by the Company pursuant to the provisions set forth above is referred to herein as the “Effective Trade Date”.

Upon the timely receipt from LPL of the Trade Instructions described in above paragraph, the Company will execute the purchase or redemption transactions (as the case may be) with respect to each Omnibus Account at the net asset value computed as at the Close of Trading on the Effective Trade Date. Such purchase and redemption transactions will settle on the first Business Day following the Effective Trade Date. Notwithstanding the foregoing, the Funds and the Company each reserve the right to refuse at any time to accept an order for the purchase of Fund shares for any reason. Each exchange of shares (the investment of proceeds from the redemption of shares of one class of a Fund into the shares of another class of the same Fund or the same class or another class of shares of another Fund) will be made in accordance with the terms of the prospectus and SAI, including the right of a Fund to suspend sales. Payments for net purchase and net redemption orders shall be made in accordance with the relevant prospectus and SAI via the NSCC settlement system by LPL (for net purchases) or by the Company (for net redemptions) to the account designated by the appropriate receiving party on the first Business Day following the Effective Trade Date. On any Business Day when the NSCC settlement system is closed, all communication and processing rules will be suspended for the settlement of Trade Instructions. Trade Instructions will be settled on the next Business Day on which the NSCC settlement system is open and the Effective Trade Date will apply.

In the event that LPL is in receipt of Trade Instructions in good order and is unable to transmit the Trade Instructions to the Company by the above referenced deadlines, the Company will accept the trades after such deadlines and before 9:30 a.m. EST on the day following the Effective Trade Date. Payments for purchases and redemptions shall be made via NSCC’s settlement system on the first Business Day following the Effective Trade Date.

Except with respect to LPL’s role as the Fund’s limited agent for purposes of Rule 22c-1 under the Investment Company Act of 1940, LPL is acting as agent for and is transmitting Trade Instructions pursuant to this Agreement solely on behalf of its Customers or dealer/principal for its own account. LPL is responsible to its Customers and agrees that it will be responsible for responding to all complaints and inquiries from its Customers relating to LPL’s actions or failure to act under this Agreement or relating to the Sub-Accounts during the period in which this Agreement was in effect.

LPL hereby represents and warrants that it has adopted and implemented internal controls reasonably designed to prevent orders received after Close of Trading on any Business Day from being aggregated with orders received prior to Close of Trading on such Business Day, and to minimize errors that could result in late transmissions of orders to the Funds. LPL agrees that purchase orders placed by LPL will be made only for the purpose of covering purchase orders already received from Customers. In the event that LPL transmits orders on behalf of a third party (“Third Party”), LPL agrees that it shall be responsible for any and all acts or omissions of the Third Party as if such acts or omissions were its own. LPL agrees that it shall not effect any transactions (including, without limitation, any purchases and redemptions) in any Fund shares registered in the name of, or beneficially owned by, any Customer unless such Customer has granted LPL full right, power and authority to effect such transactions on behalf of such Customer.

In the event adjustments are required to correct any error in the computation of the net asset value of any shares at the shareholder level as a result of a pricing error that is deemed to be material under the pricing policy of the Funds or which Funds otherwise deem necessary to correct at the shareholder level, Funds will notify LPL as soon as practicable after discovering the need for those adjustments. Notification shall be made by direct or indirect systems access acceptable to LPL. If one or more Customers received amounts from any Fund in excess of the amounts to which it otherwise would have been entitled due to an error, LPL shall use its best efforts to collect such excess amounts from the applicable accounts. If an adjustment is to be made in accordance with this paragraph to correct an error which has caused an Omnibus Account to receive an amount less than that to which it is entitled, the Fund shall make all necessary adjustments to the number of shares owned in the Omnibus Account and/or distribute to LPL the amount of such underpayment.

In the event that an Omnibus Account reaches a zero balance, the applicable Fund agrees that it will not close such Omnibus Account without written authorization from LPL to do so. Any waivers of investment minimums and/or short term trading requirements granted by a Fund to LPL will be set forth in the Prospectus and/or a separate written agreement.